Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is executed on June 16, 2008, to be effective in part on August 23, 2007, by and between Mannatech, Incorporated (“Employer”), a Texas corporation whose principal place of business is 600 S. Royal Lane, Suite 200, Coppell, Texas and Terry L. Persinger (“Employee”), who resides at 1600 Promontory Road, Cedar Hill, Texas 75104.

RECITALS:

A. Employer and Employee are parties to that certain Employment Agreement, effective as of November 1, 1999, by and between Employer and Employee (as amended by that certain First Amendment to Employment Agreement, effective January 1, 2002, Second Amendment to Employment Agreement, effective June 7, 2004, Third Amendment to Employment Agreement, effective January 5, 2006, and Fourth Amendment to Employment Agreement, effective November 20, 2006, the “Existing Employment Agreement”).

B. Employer and Employee desire to amend and restate the Existing Employment Agreement in its entirety with this Agreement.

C. Employer desires to employ Employee, and Employee desires to accept such employment, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and upon the terms, conditions and provisions hereinafter set forth, Employer and Employee do hereby agree as follows:

ARTICLE I

DUTIES AND COMPENSATION

1. Employee is hired to serve as President and Chief Executive Officer of Employer commencing on the date hereof and continuing until June 16, 2008 (the “CEO Term”). Beginning on June 16, 2008, Employer will employ Employee as an employee for a three-year term terminating on June 16, 2011 (the “Subsequent Term”).

2. Base Salary and Duties.

a.	Employee is engaged to serve as President and Chief Executive Officer during the CEO Term. As President and Chief Executive Officer Employee shall report directly to Employer’s Board of Directors and shall perform such services, duties and responsibilities commensurate with his position as may from time to time be assigned to him by the Board of Directors.

b.	Employee is engaged to serve as an employee during the Subsequent Term. During the Subsequent Term, Employee shall report directly to Employer’s Board of Directors and shall perform such services, duties and responsibilities commensurate with his position as may from time to time be assigned to him by the Board of Directors. During the Subsequent Term, Employee shall not be required to maintain an office at Employer’s offices and Employer shall provide Employee with supplies, including a laptop computer and a cellular telephone, sufficient to enable Employee to perform his duties as an employee from home.

c.	Employee’s annual base salary commencing on August 23, 2007 and extending until June 30, 2008 shall be $390,000. Commencing on July 1, 2008, Employee’s annual base salary shall be $48,000.

3. Benefits. Employee is eligible and shall participate in accordance with the usual rules of participation in all company and officer benefits accorded and accruing to other employees of the Employer. These benefits include, but may not be limited to:

a.	Medical insurance, dental insurance, life insurance and long-term and short-term disability insurance, continuing until the expiration of the Subsequent Term.

b.	Employer’s stock option plans commencing in the year 2000 on a basis equivalent to all other persons of the Employee’s corporate rank and title.

c.	Employer’s executive bonus plan, pursuant to which Employee is eligible to receive an annual bonus determined by the Board, which bonus may be up to (i) 70% of Employee’s base salary, on a prorated basis, for Employee’s services during the CEO Term, and 12.5% of Employee’s base salary, on a prorated basis, paid according to the Company’s long-term compensation plan. During the Subsequent Term there will be no bonus plan.

d.	The Employer’s 401K Plan, commencing after the inception of employment and continuing until the expiration of this Agreement.”

4. Automobile. Employer shall, following commencement of the Subsequent Term, transfer (or cause to be transferred) to Employee title to the automobile operated by Employee under Employer’s executive car program immediately prior to the expiration of the CEO Term.

5. Employee discount on products. Commencing on the date hereof, Employee shall be eligible throughout his lifetime to purchase Employer’s products at the discounted price for which such products are offered to Employer’s employees on the date of

Employee’s purchase, up to $300 per month. In addition, until the expiration of the Subsequent Term Employee shall be eligible to participate in purchase price rebates offered by Employer to employees who purchase certain of its products. The Company makes no commitment to make any specific product available. In the event the Company discontinues its Employee discount program, Employee shall have the right to purchase Company products at a reasonably equivalent discount for his lifetime.

ARTICLE II

PERFORMANCE, NON-COMPETITION AND NON-SOLICITATION

1. Employee agrees to serve in the position of President and Chief Executive Officer during the CEO Term, and as an employee during the Subsequent Term, and to perform diligently and to the best of Employee’s abilities the duties and services appertaining to such positions, as well as such additional duties and services appropriate to each respective position upon which the parties mutually may agree from time to time or as may be designated by the Board of Directors. Employee also agrees that his employment is subject to the current and future policies and procedures maintained and established by Employer. During the CEO Term, Employee shall devote Employee’s full productive time, best efforts, ability and attention to the business of Employer and the performance of Employee’s duties. During the Subsequent Term, Employee may obtain other employment, serve on the board of directors of other organizations or provide consulting or advisory services to other businesses or organizations; provided, however, that during the Subsequent Term Employee cannot become employed by, sit on the board of directors of, or provide consultant, advisory or similar services to, a competitor of Employer; and provided, further that the limitations contained in this sentence shall survive for a period of one (1) year after Employee shall cease to be employed by Employer for any reason. Employee shall not sit on the Board of Directors of any supplier of the Company until one year after the CEO Term.

2. Employee acknowledges and understands that from time to time Employee’s duties may require Employee to work on-site at a third party location. In such instance, Employee agrees to comply with all of the policies, procedures and directives relevant to working at such third party location.

3. Employee represents and admits that in the termination of Employee’s employment for any reason whatsoever, Employee’s experiences and capabilities are such that Employee can obtain employment in business engaged in other lines and/or of a different nature, and that the enforcement of a remedy by way of injunction will not prevent Employee from earning a livelihood.

4. Employee acknowledges that Employee will receive special knowledge and specialized training from Employer, included in which is Confidential Information (as defined in Article III, Paragraph 4, below). Employee further acknowledges that training provided by Employer and the Confidential Information is valuable to Employer and, therefore, Employer’s investment in the training and the protection and maintenance of the Confidential Information constitutes a legitimate interest to be protected by Employer by the covenant not to compete set forth in Article II of this Agreement.

5. Non-Competition. Employee hereby agrees that during the Subsequent Term and for a period of one (1) year after Employee shall cease to be employed by Employer for any reason, Employee shall not engage in any form of business which is in competition with Employer, including through the business of any person, company, firm, corporation, partnership, association, agency, or business, and particularly through a party known to Employee to be an independent contract sales associate and/or customer of Employer or with whom Employee had contact during, or by reason of, Employee’s employment by Employer.

6. Non-Solicitation. Employee further agrees that during the Subsequent Term and for a period of one (1) year after Employee shall cease to be employed by Employer for any reason, Employee will not, either directly or indirectly, through any person, firm, association or corporation with which Employee, customer and/or independent contractor sales associate (“Subject Person”) is now or may hereafter become associated with, solicit, cause, influence or induce any present or future Subject Person of Employer or its affiliates to leave the employ or business relationship with Employer or its affiliates to accept employment or a business relationship with Employee or with such person, firm, association, or corporation with whom Employee may then be affiliated.

As set forth above, Employee acknowledges that the foregoing non-competition and non-solicitation covenants are ancillary to or a part of an otherwise enforceable agreement, such being the general agreement of employment and its related agreements concerning confidentiality and non-disclosure of Confidential Information and non-solicitation, at the time that this non- competition covenant is made, that the limitations as to time defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Employer, that the limitations as to geographic area defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Employer, and that the scope of activity to be restrained defined herein is reasonable and does not impose a greater restraint than is necessary to protect the good will or other business interests.

7. Employee agrees that in the highly competitive business in which Employer is engaged, personal contact is of primary importance in securing new and retaining present customers and independent associates of Employer (“Associates”). Employee also agrees that Employer has a legitimate interest in maintaining its relationships with its Associates and customers and that it would be unfair for Employee to solicit the business of Employer’s Associates and customers and exploit the personal relationships Employee develops with Employer’s Associates and customers by virtue of Employee’s access to Employer’s customers as a result of Employee’s employment by Employer.

8. The foregoing covenants not to compete and solicit shall not be held invalid or unenforceable because of the scope or the territory or actions subject thereto or restricted thereby, or the period of time within which such Agreement is operative; but an award or decree in arbitration or any judgment of a court of competent jurisdiction, as the case may be, may define the maximum territory and actions subject thereto and restricted by this Article II and the period of time during which the Agreement is enforceable. Any alleged breach of other provisions of this Agreement asserted by Employee shall not be a defense for Employee to claims arising from Employer’s enforcement of the provisions of this paragraph. Should Employee violate the non-competition or non-solicitation covenants of this Article II, then the period of time for these covenants shall automatically be extended for the period of time from which Employee began such violation until Employee permanently ceases such violation.

9. Irrespective of the term of employment under this Agreement, and in consideration of the promises specified in Article II of this Agreement, Employer agrees as follows:

a. To provide specialized training as specified herein; and

b. To provide Employee with access to Employer’s software and files, records, marketing procedures, processes, computer programs, compilations of information, records, Associate and client requirements, pricing techniques, lists, formulae, lists identifying Associates, partners, potential investors, methods of doing business and other Confidential Information which is regularly used in the operation of the business of Employer.

10. Employee represents and warrants that the delivery and execution of this agreement will not cause a breach in the terms of any existing agreement to which he is a party nor interfere with any undertakings which he is bound to perform or refrain from under any such agreements.

11. Article II, Paragraphs 5 and 6 shall survive the execution, performance and/or termination of this Agreement, subject to the time and scope limitations set forth therein.

ARTICLE III

Confidential Information

1. Employer will provide or has provided Employee with specialized information concerning its products and business operations. Irrespective of the term of employment, and in consideration of Employee’s promises specified in Article II of this Agreement, Employer agrees to provide specialized training and instruction to Employee for the job duties assigned to Employee, and agrees to provide specialized training to Employee for such additional job duties as Employer may, in good faith, direct or as the interests, needs and business opportunities of Employer shall require or make advisable.

2. During the course of Employee’s employment and training incident thereto Employee will be or was given access to Employer’s Confidential Information concerning Employer’s products and business operations.

3. Employee acknowledges that in the further course of Employee’s employment with Employer, Employee will gain a close, personal and special influence with Employer’s customers and will be acquainted with all of Employer’s business, particularly Employer’s Confidential Information concerning the business of Employer and its affiliates.

4. For purposes of this Agreement “Confidential Information” shall mean and include information disclosed to Employee or known by Employee through Employee’s employment with Employer, not generally known in Employer’s industry, about Employer’s products, processes and services, including but not limited to information concerning inventions, trade secrets, research and development, as well as all data or information concerning customers (including, Associates), customer lists (including downline reports and similar reports of business activities and relevant information concerning persons who conduct the same), prospect lists, mailing lists, sales leads, contracts, financial reports, sales, purchasing, price lists, product costs, marketing programs, marketing plans, business relationships, business methods, accounts payable, accounts receivable, accounting procedures, control procedures and training materials.

5. Employee recognizes that Employee’s position with Employer is one of the highest trust and confidence by reason of Employee’s access to the Confidential Information and Employee agrees to use Employee’s best efforts and will exercise utmost diligence to protect and safeguard the Confidential Information. In this respect, Employee agrees that fulfilling the obligations of the Agreement is part of Employee’s job responsibilities with Employer for which Employee has been retained as an Employee and for which Employee has received consideration therefor.

6. Except as may be required by Employer in connection with and during Employee’s employment with Employer, or with the express written permission of Employer, Employee shall not, either during the CEO Term or the Subsequent Term or at any time thereafter, directly or indirectly, download, printout, copy, remove from the premises of Employer, use for Employee’s own benefit or for the benefit of another, or disclose to another, any Confidential Information of Employer, its customers, suppliers, contractors or other with which Employer has a business relationship.

7. Employee agrees that all files, memoranda, data, notes, records, drawings, charts, graphs, analyses, letters, reports, or other documents or similar items made or compiled by Employee, made available to Employee or otherwise coming into Employee’s possession while employed by Employer concerning any process, apparatus or products manufactured, sold, used, developed, investigated or considered by Employer concerning the Confidential Information or concerning any other business or activity of Employer shall remain at all times the property of Employer and shall be delivered to Employer upon termination of Employee’s employment with Employer or at any other time upon request.

8. Employee agrees that, during the term of Employee’s employment with Employer or upon termination thereof, and if requested by Employer to do so, Employee will sign an appropriate list of any and all Confidential Information of Employer of which Employee has knowledge or about which Employee has acquired information.

9. This Article III shall survive the execution, performance and/or termination of this Agreement.

ARTICLE IV

ASSIGNMENT OF INVENTIONS

1. Employee agrees to promptly disclose to Employer and Employee hereby assigns to Employer or its designee, its assigns, successors or legal representatives, all, right, title and interest in and to any and all patents, formulae, inventions, processes, designs, software, firmware, circuitry, diagrams, copyrights, trade secrets, and any other proprietary information (collectively, the “Proprietary Information”) whatsoever, conceived, developed or completed by Employee during the course of Employee’s employment with Employer, or using Employer’s time, data, facilities and/or materials, provided the subject matter of the Proprietary Information is within the scope of the duties and responsibilities of one in Employee’s position with Employer or occurs as a result of Employee’s knowledge of a particular interest of Employer.

2. Employee agrees to assist Employer at any time during Employee’s employment with Employer, or after termination of Employee’s employment by Employer with reimbursement by Employer for all expenses incurred, in the preparation, execution, and delivery of any assignments, disclosures, patent applications, or papers within the scope and intent of this Agreement required to obtain patents or copyrights in the Proprietary Information in this or a foreign country and in connection with such other proceedings as may be necessary to vest title to the Proprietary Information in Employer, its assigns, successors, or legal representatives.

ARTICLE V

MISCELLANEOUS

1. Termination. Nothing contained in this Agreement shall be construed as impairing the right of Employer to terminate Employee’s employment with Employer hereunder, including by reason of death or disability of Employee, provided that Employer shall be liable to pay Employee as follows:

a. By continuing to pay his base salary, as set forth in Article I, Paragraph 2(c), through June 16, 2011 on the usual and customary pay dates of Employer, falling every other week; provided, however, should June 16, 2011 (the last day of the Subsequent Term) fall between pay periods, the amount due Employee shall be paid to him on June 16, 2011 as the final amount due under this provision. In the sole discretion of Employer, at the request of Employee a lump sum payment of the amounts that are to become due under the terms of this Article V, Paragraph 1(a) in the instance of termination of Employee prior to the end of the term of this Agreement may be paid in a lump sum, which sum shall be discounted by that percentage rate which is the then-prevailing and in effect interest rate for a United States Treasury Security having a maturity of three (3) years, publicly quoted during the week in which the termination, if any, occurred. Should such treasury security cease being sold, offered or quoted, the parties, in good faith, shall select an equivalent index or discount rate by which to make the discount computation;

b. By delivering to Employee, any stock options he would have earned as awarded by any resolution of the Board of Directors or the compensation respecting that calendar year in which termination, if any, ensued, identical in vesting and terms, but with the awarded number of option shares being reduced ratably based upon the period of service of Employee prior to termination, compared with twelve months’ service;

c. By paying to Employee, when all similar bonuses are paid in the next calendar year, respecting that calendar year in which termination, if any, ensued, that bonus he would have earned, if any, had he remained employed by Employer, reduced ratably based on the period of service of Employee prior to termination, compared with twelve months’ service.

For computational purposes, termination during days 1-15 of the month shall not count as that month’s service; however, termination during days 16 through and up to 31, shall count as that month’s service. All references to Employee in this Section shall include Employee, his representatives or his beneficiaries as applicable.

2. Obligations. Employee’s obligations under this Agreement shall continue, survive and remain enforceable in accordance with the terms hereof, whether or not Employee’s employment with Employer shall be terminated voluntarily or involuntarily, with or without reason.

3. Future Agreement. Should this Agreement expire in accordance with its terms with Employee within the employment of Employer, the parties will renew this Agreement on terms and conditions similar to other employees of equal title and position within Employer’s organization.

4. Enforcement. It is the express intention of the parties to this Agreement to comply with all laws applicable to the covenants and provisions contained in this Agreement. If any of the covenants contained in this Agreement are found to exceed in duration or scope those permitted by law, it is expressly agreed that such covenant may be reformed or modified by the award or decree of an arbitrator, or, if applicable, a final judgment of a court of competent jurisdiction or other lawful constituted authority, as the case may be, to reflect a lawful and enforceable duration or scope, and such covenant automatically shall be deemed to be amended and modified so as to comply with the arbitration award, decree, judgment or order of such court or authority, as the case may be. If any one or more of the provisions contained herein shall for any reason be held invalid, illegal or unenforceable in any respect even after reformation, such invalidity, illegality or unenforceability shall not affect the enforceability or validity of any other provision contained in this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein.

5. Adequacy of Consideration; Separate Agreements. Employee agrees that the agreements, non-competition agreements, nondisclosure agreements, and non-solicitation agreements set forth herein each constitute separate agreements, independently supported by good and adequate consideration and shall be severable from the other provisions of this Agreement and shall survive the Agreement. The existence of any claim or cause of action of Employee against Employer, whether predicated on this agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the covenants and agreements of Employee contained in the non-competition, nondisclosure or the non-solicitation agreements. If a court of competent jurisdiction determines that any restriction in a clause or provision of this Agreement is void, illegal or unenforceable, the other clauses and provisions of this Agreement shall remain in full force and effect and the clauses and provisions that are determined to void, illegal or unenforceable shall be limited so that they shall remain in effect to the fullest extent permitted by law.

6. No Indirect Breach. Employee will use his best efforts to ensure that no relative of his, nor any corporation or other entity of which he is a officer, principal, manager, director or shareholder or other affiliate, shall take any action that Employee could not take without violating any provision of this Agreement.

7. Injunctive Relief. Employee recognizes and acknowledges that damages in the event of his breach of certain provisions of this Employment Agreement would be inadequate, and Employee agrees that Employer, in addition to all other remedies it may have, shall have the right to injunctive relief via arbitration if there is a breach by Employee of any one or more of the provisions contained in Article II hereof.

8. Arbitration. Arbitration, including the right to invoke injunctive relief and any emergency relief or measures provided for, shall be the exclusive remedy for any and all disputes, claims or controversies, whether statutory, contractual or otherwise, between Employer and Employee concerning Employee’s employment or the termination thereof. In the event either party provides a Notice of Arbitration of Dispute to the other party, Employer and Employee agree to submit such dispute or controversy, whether statutory or otherwise, to an arbitrator or arbitrators selected from a panel of arbitrators of the American Arbitration Association located in Dallas, Texas. The effective rules of Commercial Arbitration of the American Arbitration Association at the time of the commencement of the arbitration shall control the arbitration. In any arbitration proceeding conducted subject to these provisions, all statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding hereunder. In any arbitration proceeding conducted subject to these provisions, the arbitrator(s) is/are specifically empowered to decide any question pertaining to limitations, and may do so by documents or by a hearing, in his or her sole discretion. In this regard, the arbitrator may authorize the submission of pre-hearing motions similar to a motion to dismiss or for summary adjudication for the purposes of consideration this matter. The arbitrator’s decision will be final and binding upon the parties. The parties further agree to abide by and perform any award rendered by the arbitrator. The prevailing party in such proceeding shall be entitled to record and have awarded its reasonable attorney’s fees, in addition to any other relief to which it may be entitled. In rendering the award, the arbitrator shall state the reasons therefor, including any computations of actual damages or offsets, if applicable.

9. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

10. Entire Agreement. This Agreement contains the entire agreement of the parties hereto. No modification or amendment of this Agreement may be made except by written agreement signed by both of the parties hereto.

11. Descriptive Headings. All headings, captions and arrangements used in this Agreement are intended solely for the convenience of the parties and shall not be deemed to limit, amplify or modify the terms of this Agreement nor affect the meaning thereof.

12. Governing Law. The substantive laws of the State of Texas, excluding any conflicts of law rule or principle that might otherwise refer to the substantive law of another jurisdiction, shall govern the interpretation, validity and effect of this Agreement without regard to the place for performance thereof. This Agreement has been executed and delivered by the parties hereto in Dallas County, Texas, and Employer and Employee agree that venue as to any action which might ensue after arbitration shall be proper, if permitted, within the state or federal courts in Dallas County, Texas to decide any matter relating to this Agreement or the related arbitration.

13. Notices. Any notice or communication required or permitted hereby shall be in writing and shall be delivered personally, sent by prepaid telegram and followed with a confirming letter, or mailed by certified or registered mail, postage prepaid.

(a)	If to Employee, to:
Terry L. Persinger
1600 Promontory Drive
Cedar Hill, TX 75104

(b)	If to Employer, to:
Mannatech, Incorporated
Attn: General Counsel
600 S. Royal Lane, Suite 200
Coppell, Texas 75019

or in the case of each party hereto, to such other address and to the attention of such other person as may have theretofore been specified in writing in like manner by such party to the other party. Each such notice or communication shall be deemed to have been given as of the date so delivered or at the expiration of the third business day following the date of the mailing.

14. Assignment. This Agreement shall insure to the benefit of and be binding upon Employer and Employee and their respective successors and assigns. Employee shall not be entitled to assign any rights or obligations hereunder.

15. Prior Agreement. This Agreement supersedes all prior agreements, including the Existing Employment Agreement, between the parties of any and every nature whatsoever, including agreements for additional compensation or benefits. All such prior agreements are null and void.

16. Employee Acknowledgment. Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily and without duress agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect to the subject matter contained herein. Without limiting the generality of the previous sentence, the Company, its affiliates, advisors and/or attorneys have made no representation or warranty to Employee concerning the state or federal tax consequences to Employee regarding the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement to be effective as of the 23rd day of August, 2007.

EMPLOYEE:

/s/ Terry L. Persinger
Terry L. Persinger

EMPLOYER:

Mannatech, Incorporated, a Texas corporation

By:	/s/ Terence L. O’Day
Name:
Title:

Employment Agreement Signature Page